Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces First Quarter 2011 Financial Results

Denver, Colorado; May 4, 2011 — Intrepid Potash, Inc. (NYSE:IPI) announced today first quarter 2011 financial results, with net income for the first quarter of $28.3 million, resulting in $0.38 of earnings per diluted share, which included the recognition of $0.10 per diluted share of income, net of tax, associated with deferred insurance proceeds.  Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA(1)) for the first quarter of 2011 were $55.8 million.

“During the first quarter of 2011, our solid performance was influenced by the strong domestic markets for a variety of crops and the start of the spring planting season,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board.  “In the first quarter of 2011, the potash market reflected a level of demand that was more consistent with historical demand trends prior to 2008.  With fall harvest completed, producers had the ability to get caught up on outstanding orders and to produce product for the spring sales season.  Further, tightening crop inventories and an encouraging prospective plantings report from the USDA support our estimates that nutrient demand will be at normal levels for this planting season and into the fall.  Farmer economics in the United States remain robust by historical standards and we believe that farmers will make every effort to maximize yield and profitability during the 2011 growing season through balanced fertilization.”

First Quarter 2011 Highlights:

•                  Potash sales in the first quarter of 2011 were 196,000 tons as compared to 243,000 tons sold in the same period of 2010.

•                  Potash production increased 36 percent in the first quarter of 2011 to 234,000 tons compared to 172,000 tons produced in the first quarter of 2010.

(1)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP).  See the Non-GAAP reconciliations set forth later in this press release for additional information.

•                  Average net realized sales price(2) for potash was $442 per ton ($487 per metric tonne) in the first quarter of 2011, compared to $354 per ton ($390 per metric tonne) in the first quarter of 2010 and $386 per ton ($425 per metric tonne) in the fourth quarter of 2010.

•                  Cash operating cost of goods sold, net of by-product credits(3), for potash was $166 per ton in the first quarter of 2011.  This compares to $199 per ton in the first quarter of 2010 and $166 per ton in the fourth quarter of 2010.

•                  Sales of langbeinite, which we market as Trio®, were 52,000 tons in the first quarter of 2011 compared to 70,000 tons in the first quarter of 2010.

•                  Langbeinite production in the first quarter of 2011 decreased to 31,000 tons from 57,000 tons produced in the first quarter of 2010.

•                  Average net realized sales price for Trio® was $204 per ton ($225 per metric tonne) in the first quarter of 2011.  This compares to $167 per ton ($184 per metric tonne) in the first quarter of 2010 and $222 per ton ($245 per metric tonne) in the fourth quarter of 2010.

•                  Average gross margin in the first quarter of 2011 for the sale of potash was $218 per ton or 49 percent, compared to $109 per ton or 31 percent in the first quarter of 2010.  Average gross margin for the sale of Trio® was a loss of $3 per ton or negative one percent compared to $14 per ton or eight percent in the same period of 2010.

•                  Capital investment in the first quarter of 2011 totaled approximately $26.9 million.

•                  As of March 31, 2011, we had $142.3 million of cash and investments, no outstanding debt, and $125.0 million of availability under our revolving credit facility.

Intrepid’s location advantage once again served to bolster its first quarter results.  “While product demand was certainly good during the first quarter of 2011, the strength of our local truck market during the quarter helped us to once again achieve the best average net realized sales price among our North American peers.  The flexibility we have added to our operations, through the initial steps of increasing compaction capacity, and our ability to market our products in a more strategic manner has helped us reach this position in the market,” said Mr. Jornayvaz.  “Our strategic marketing and enhanced production flexibility support our planned capital investments to increase our granulation capability at both our Carlsbad and Wendover operations.”

Mr. Jornayvaz noted, “Within the overall plan to build out the assets to increase our recoveries, increase our production and to drive down our per unit costs, we have moved forward our Langbeinite Recovery Improvement Project with the start of construction of the dense media separation plant at our East mine.  We are also pleased that in April the Bureau of Land

(2)  Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

(3)  Cash operating cost of goods sold, net of by-product credits, is an operating performance measure defined as total cost of goods sold excluding royalties, depreciation, depletion and amortization.

Management issued its Draft Environmental Impact Statement related to our proposed HB Solar Solution Mine, which initiated the public comment period for this important project.”

Market Conditions

Many of the market trends that emerged during the second half of 2010 in the United States agricultural market continued into the first quarter of 2011.  Specifically, crop prices moved up significantly for almost every agricultural commodity, and have remained strong due to increased demand for grains and agricultural products worldwide, most specifically from China.  Further, downward revisions in crop yields for both corn and soybeans in the United States for the 2010 / 2011 crop year coupled with historically low ending stocks-to-uses ratios for these two commodities contributed to the overall strength in the agricultural market.

In light of this favorable demand pattern created by strong commodity prices, we raised the posted price for our red granular potash beginning April 1, 2011, to $500 per ton with subsequent $15 per ton increases taking effect on May 1, 2011, and June 1, 2011, which will result in a posted price of $530 per ton effective June 1, 2011.  Further, we raised posted prices for granular-sized Trio® on April 1, 2011, to $271 per ton.  We believe that, given the macroeconomic factors affecting the domestic agricultural market, farmers recognize the strong returns they can achieve through balanced fertilization and the value of potassium.

As we entered the spring season, many dealers expressed a willingness to exit the season with some level of inventory in their warehouses, which is a substantial departure from the much more measured consumption behavior observed in 2010.  We have seen solid spring demand in the markets where farmers have been able to get into their fields, yet, we expect weather is going to drive the timing for farmers the remainder of the season.  Certain areas in our primary markets have experienced challenging weather conditions, including severe flooding in recent weeks, which has delayed spring application in those areas.  Additionally, the Texas markets and parts of Oklahoma and Kansas are experiencing a lack of rainfall that may in the near-term negatively affect our sales as the majority of dealers and distributors previously built-up sufficient product inventory to handle a portion of expected spring demand.

First Quarter Results and Recent Performance

Income before income taxes for the first quarter of 2011 was $47.1 million compared to $19.5 million in the first quarter of 2010.  Cash flows from operating activities were $28.6 million for the first quarter of 2011, compared to $35.8 million for the first quarter of 2010.  Adjusted net income(4) for the first quarter of 2011 was $20.6 million compared to adjusted net income of $12.1 million in the same period last year.

Potash

During the first quarter of 2011, Intrepid increased production of potash to 234,000 tons, including tons produced from the harvest of our Moab solar evaporation ponds that is more heavily concentrated in the fourth and first quarters of each year.  During this same period, we

(4)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP).  See the Non-GAAP reconciliations set forth later in this press release for additional information.

sold 196,000 tons of potash.  This compares to 172,000 tons produced and 243,000 tons sold in the first quarter of 2010.  The increase in production was largely driven by full production rates in 2011 following our ramp-up in 2010 and solid results from our operations.  The decrease in tons sold as compared to the first quarter of 2010 is attributed to market anomalies that occurred during 2009 which left the domestic supply chain near empty entering 2010 after low application levels in 2009.  The 196,000 tons of potash we sold in the first quarter of 2011 were at an average net realized sales price of $442 per ton, a $56 per ton higher average net realized sales price than what was achieved in the fourth quarter of 2010.  Based on our calculations, our average net realized sales price for the first quarter of 2011 exceeded that of our North American competitors with an average net realized sales price advantage of approximately $103 per ton(5).

Our cash operating cost of goods sold for potash, net of by-product credits of $6 per ton, decreased to $166 per ton in the first quarter of 2011 from $199 per ton, net of by-product credits of $8 per ton, in the first quarter of 2010.  Our lower cash operating cost of goods sold per ton for potash during the first quarter of 2011 resulted from production rates at our mines returning to higher levels, as compared to 2010, which led to a decrease in our per unit costs.  This decrease in per unit costs was particularly evident at our Carlsbad, New Mexico facilities, which posted strong production results in the quarter.

Langbeinite — Trio®

Demand for granular-sized Trio® remains strong and we expect granular-sized Trio® demand will continue to exceed our production capabilities for the next few quarters, resulting in the on-going need to sell our granular-sized product on an allocated basis.  Our existing production facilities produce approximately half of our Trio® production in the form of natural granular-sized product, with the remainder standard and fine standard-sized product.  During the first quarter of 2011, we experienced lower recoveries of Trio® due to operating inefficiencies that stemmed from modifications to equipment at the East facility that were made in 2010.  We made improvements to the grinding and cyclone configurations and began to see a sustained improvement in recoveries beginning in March 2011, which has continued to date.  We are continuing to make plant adjustments to improve recovery rates to historical levels ahead of the completion of the Langbeinite Recovery Improvement Project (“LRIP”).  We commenced construction of the dense media separation plant within our LRIP in March 2011.  Additionally, the construction permit application for the granulation plant within the overall project has been declared administratively complete and we are prepared to commence construction on this plant immediately upon issuance of the permit.  The importance of being able to granulate all of our Trio® production is that the current average net realized sales price for granular-sized Trio® is approximately $55 to $60 per ton greater than the average net realized sales price for standard-sized Trio® sold into the export market.

Intrepid sold 52,000 tons of Trio® in the first quarter of 2011 at an average net realized sales price of $204 per ton, which was $18 per ton lower than in the fourth quarter of 2010.  This compares to 70,000 tons sold at an average net realized sales price of $167 per ton in the prior year’s first quarter.  The sequential decrease in average net realized sales price was driven by a lack of availability of granular-sized product from the lower recovery rates in the first two months of 2011 coupled with the relatively higher percentage of sales of standard-sized product into the export market during the first quarter of 2011.

(5)  The calculation of average net realized sales price advantage is calculated as the difference between our average net realized sales price and the combined average net realized sales price of Potash Corporation of Saskatchewan Inc., The Mosaic Company and Agrium Inc. (“Agrium”) based on publicly available information.  In calculating these average net realized sales prices, we assumed a freight rate of $25 per ton for Agrium based on historical reported results as freight was not separately disclosed in Agrium’s latest periodic filing.

Recognition of Income Associated with Deferred Insurance Proceeds

As previously reported, during the first quarter of 2011, Intrepid completed the reconstruction and commissioning of its product warehouses at the East facility and placed these assets into service.  Further, Intrepid finalized insurance settlement amounts related to its previous East product inventory warehouse, which was the result of an insurance claim from a wind event that occurred in 2006.  As a result, $11.7 million of deferred insurance proceeds that were recorded as a deferred item on the consolidated balance sheet as of December 31, 2010, plus approximately $0.8 million of additional insurance proceeds, were recognized as income in the first quarter of 2011.  The total of approximately $12.5 million of income has been recorded as “Insurance settlements from property and business losses” on the consolidated statement of operations during the first quarter of 2011.  There was no cash impact associated with this event in the first quarter, as the previously deferred item was paid to Intrepid prior to December 31, 2010, and the additional payment of approximately $0.8 million was received by Intrepid in April 2011.

Capital Investment

Total capital investment in 2011, which is designed to fit within our overall capital investment strategy of increasing recoveries, increasing production and decreasing per ton costs, is expected to be between $140 and $165 million.  During the first quarter we made significant progress on a number of our capital projects, investing approximately $26.9 million in capital projects during the quarter.

In 2011, we plan to continue executing and to accelerate, when appropriate, our capital strategy that is focused on additional granulation capacity, additional mining capacity, and recovery improvement projects.  Our strategy to increase granulation capacity is being undertaken for both potash and Trio®.  We successfully completed the construction of a new compactor at our Moab facility in 2010, and have plans for additional compaction capacity at our North facility in Carlsbad, New Mexico, as well as at our Wendover, Utah facility.  The LRIP also includes a pelletization plant that is expected to have the ability to granulate all of our Trio® production.

The Environmental Impact Statement (“EIS”) review being conducted by the Bureau of Land Management (“BLM”) for our proposed HB Solar Solution mine near Carlsbad, New Mexico, continues to progress.  The Draft EIS for the project was published in the Federal Register on April 15, 2011, and a 60-day public comment period commenced on that date.  The current schedule for receiving the Record of Decision on the project remains in the first quarter of 2012.  We continue to be advised by the BLM that the timing for issuance of the Record of Decision will depend on the level and nature of comments received during the public comment period.

Several of the capital investment activities for the quarter at our New Mexico and Utah facilities are described below and demonstrate the continued execution of our capital investment strategy:

New Mexico

•                  We commenced construction of the dense media separation plant of the LRIP at our East facility.  The total capital investment for the LRIP is expected to be between $85 and $90 million.  This dense media separation plant is designed to increase the recoveries of langbeinite to approximately 50 percent, from the currently designed recovery levels of 30 to 35 percent.

•                  The permit application for the granulation plant of the LRIP has been declared administratively complete and we expect to commence construction immediately upon receipt of this permit.

•                  Engineering related to the expansion of the compaction plant at our North surface facility has been initiated.

•                  The completion and commissioning of our product storage facilities at the East facility occurred in February 2011.

•                  Progress continued on the distributed control system installation underground at our West mine and at the surface operations of our East facility.

Utah

•                  The completion and commissioning of a new loading and screening process in Moab, Utah during the first quarter of 2011.  This project was complimentary and an extension of the compaction project completed in 2010, which allows us to participate more broadly in the agricultural markets.

•                  Engineering and design was initiated on our program to drill additional potash caverns in Moab, Utah.  This program is designed to access additional potash ore and increase production.

•                  Engineering and design work was completed for a new compaction facility together with improvements in product screening, and the expansion of product warehousing in Wendover, Utah.  We expect the new compactor will be in service by the end of 2011.

Rail Transportation Interruption

As previously reported in several publications, there was a train derailment outside of Carlsbad, New Mexico and a bridge failure that occurred on a short-line track that is the sole railroad line into and out of the Carlsbad Basin.  Because of the derailment and bridge failure, the short-line track was out of service for 17 days.  The short-line track has been placed back into service and we have resumed normal rail shipping from our Carlsbad facilities. We do not expect that the derailment will have a material adverse effect on our future operating results and financial condition.

* * * * * * * * * * *

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons.  One short ton equals 2,000 pounds.  One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since adjusted net income and Adjusted EBITDA are non-GAAP financial measures, we make reference to their respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release and the associated financial tables provide the details to reconcile these numbers to U.S. GAAP line items.  Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide additional details regarding these operating measures.

Conference Call Information

The conference call to discuss first quarter 2011 results is scheduled for Thursday, May 5, 2011, at 8:00 a.m. MDT (10:00 a.m. EDT).  The call participation number is (800) 319-4610.  A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413.  International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088.  The replay of the call will require the input of the conference identification number 763324.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing first quarter 2011 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through June 5, 2011.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities that limit production of our products; interruptions in railcar or truck transportation services; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or Trio®/langbeinite; changes in our reserve estimates; our ability to successfully execute the projects that are essential to our business strategy, including but not limited to the development of the HB Solar Solution mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting for applicable federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in use by the oil and gas industry of potash products in drilling operations; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; disruption in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; and governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months Ended
	March 31, 2011	March 31, 2010
Production volume (in thousands of tons):
Potash	234	172
Langbeinite	31	57

Sales volume (in thousands of tons):
Potash	196	243
Trio®	52	70

Gross sales (in thousands):
Potash	$91,351	$91,375
Trio®	$13,627	$15,984
Freight costs (in thousands):
Potash	$4,883	$5,379
Trio®	$3,108	$4,387
Net sales (in thousands):
Potash	$86,468	$85,996
Trio®	$10,519	$11,597

Potash statistics (per ton):
Average net realized sales price	$442	$354
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	166	199
Depreciation, depletion, and amortization	29	24
Royalties	16	13
Total potash cost of goods sold	211	236
Warehousing and handling costs	13	9
Average potash gross margin (exclusive of costs associated with abnormal production)	$218	$109

Trio® statistics (per ton):
Average net realized sales price	$204	$167
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	160	119
Depreciation, depletion, and amortization	23	17
Royalties	10	8
Total Trio® cost of goods sold	193	144
Warehousing and handling costs	14	9
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$(3)	$14

*      On a per ton basis, by-product credits were $6 and $8 for the first quarter of 2011, and 2010, respectively.  By-product credits were $1.3 million and $2.0 million for the first quarter of 2011, and 2010, respectively.

Costs associated with abnormal production were zero and $0.5 million for the first quarter of 2011, and 2010, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2011	March 31, 2010
Sales	$104,978	$107,359
Less:
Freight costs	7,991	9,766
Warehousing and handling costs	3,277	2,725
Cost of goods sold	51,991	67,253
Costs associated with abnormal production	—	470
Other	502	269
Gross Margin	41,217	26,876

Selling and administrative	6,871	6,613
Accretion of asset retirement obligation	191	176
Insurance settlements from property and business losses	(12,500)	—
Other	41	168
Operating Income	46,614	19,919

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(113)	(555)
Interest income	370	96
Other income	259	47
Income Before Income Taxes	47,130	19,507

Income Tax Expense	(18,851)	(7,661)
Net Income	$28,279	$11,846

Weighted Average Shares Outstanding:
Basic	75,131,142	75,043,826
Diluted	75,263,447	75,131,530
Earnings Per Share:
Basic	$0.38	$0.16
Diluted	$0.38	$0.16

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

(In thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$69,230	$76,133
Short-term investments	38,669	45,557
Accounts receivable:
Trade, net	38,062	23,767
Other receivables	2,415	1,161
Refundable income taxes	3,524	6,543
Inventory, net	49,292	48,094
Prepaid expenses and other current assets	3,065	4,016
Current deferred tax asset	4,906	3,551
Total current assets	209,163	208,822

Property, plant, and equipment, net of accumulated depreciation of $74,191 and $66,615, respectively	305,084	285,920
Mineral properties and development costs, net of accumulated depletion of $8,865 and $8,431, respectively	33,822	34,372
Long-term parts inventory, net	7,365	7,121
Long-term investments	34,371	21,298
Other assets	5,211	5,311
Non-current deferred tax asset	249,305	266,040
Total Assets	$844,321	$828,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$16,151	$17,951
Related parties	39	126
Accrued liabilities	18,469	17,153
Accrued employee compensation and benefits	7,110	8,597
Other current liabilities	1,322	1,578
Total current liabilities	43,091	45,405

Asset retirement obligation	9,669	9,478
Deferred insurance proceeds	—	11,700
Other non-current liabilities	4,169	4,460
Total Liabilities	56,929	71,043

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,154,388 and 75,110,875 shares outstanding at March 31, 2011, and December 31, 2010, respectively	75	75
Additional paid-in capital	560,926	559,675
Accumulated other comprehensive loss	(681)	(702)
Retained earnings	227,072	198,793
Total Stockholders’ Equity	787,392	757,841
Total Liabilities and Stockholders’ Equity	$844,321	$828,884

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands)

	Three Months Ended
	March 31, 2011	March 31, 2010
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$28,279	$11,846
Deferred income taxes	15,380	4,533
Insurance settlements from property and business losses	(12,500)	—
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	8,533	6,539
Stock-based compensation	1,112	987
Unrealized derivative gain	(321)	(89)
Other	492	181
Changes in operating assets and liabilities:
Trade accounts receivable	(14,295)	(7,613)
Other receivables	(454)	(136)
Refundable income taxes	3,019	4,835
Inventory	(1,442)	19,821
Prepaid expenses and other assets	951	861
Accounts payable, accrued liabilities and accrued employee compensation and benefits	190	(4,702)
Other liabilities	(320)	(1,248)
Net cash provided by operating activities	28,624	35,815

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(28,603)	(13,950)
Additions to mineral properties and development costs	(542)	—
Purchases of investments	(22,299)	(11,636)
Proceeds from investments	15,778	486
Net cash used in investing activities	(35,666)	(25,100)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(487)	(240)
Excess income tax benefit from stock-based compensation	372	64
Proceeds from exercise of stock options	254	—
Net cash provided by (used in) financing activities	139	(176)

Net Change in Cash and Cash Equivalents	(6,903)	10,539
Cash and Cash Equivalents, beginning of period	76,133	89,792
Cash and Cash Equivalents, end of period	$69,230	$100,331

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest, including settlements on derivatives	$309	$576
Income taxes	$93	$(1,771)

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME (UNAUDITED) RECONCILIATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and infrequent items.  Examples of non-cash and infrequent items include insurance settlements from property and business losses, non-cash unrealized gains or losses associated with derivative adjustments, and costs associated with abnormal production.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	March 31, 2011	March 31, 2010

Net Income	$28,279	$11,846
Adjustments
Insurance settlements from property and business losses	(12,500)	—
Unrealized derivative gain	(321)	(89)
Costs associated with abnormal production	—	470
Calculated tax effect *	5,128	(151)
Total adjustments	(7,693)	230
Adjusted Net Income	$20,586	$12,076

*Estimated annual effective tax rate of 40.0 percent for 2011 and 39.6 percent for 2010.

INTREPID POTASH, INC.

NON-GAAP ADJUSTED EBITDA (UNAUDITED) RECONCILIATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is computed as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion.  This non-GAAP measure is presented because management believes it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We use Adjusted EBITDA to evaluate the effectiveness of our business strategies.  In addition, Adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP.  Since Adjusted EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the Adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies.  The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Three Months Ended
	March 31, 2011	March 31, 2010

Net Income	$28,279	$11,846

Interest expense, including derivatives	113	555
Income tax expense	18,851	7,661
Depreciation, depletion, amortization, and accretion	8,533	6,539
Total adjustments	27,497	14,755
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization	$55,776	$26,601